UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 6, 2019

BLOOMIN’ BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35625	20-8023465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (813) 282-1225

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of certain Officers; Compensatory Arrangements of Certain Officers

On March 6, 2019, the Board of Directors (the “Board”) of Bloomin’ Brands, Inc. (the “Company”), appointed Elizabeth A. Smith to serve as Executive Chairman of the Board, David J. Deno to serve as a director and Chief Executive Officer, and Christopher Meyer to serve as Executive Vice President and Chief Financial Officer, effective April 1, 2019.

Ms. Smith, 55, has served as Chairman of the Board since January 2012 and as Chief Executive Officer and a director since November 2009, and is a member of the Board of Directors of Hilton Worldwide Holdings, Inc. and was previously a member of the Board of Directors of Staples, Inc. from September 2008 to June 2014. Mr. Deno, 61, has served as Executive Vice President and Chief Financial and Administrative Officer since May 2012. Mr. Meyer, 47, has served as the Company’s Group Vice President, Finance and Accounting since November 2017 and as Group Vice President, Finance; Investor Relations Officer from September 2014 until November 2017.

The Company and Ms. Smith entered into a Second Amended and Restated Employment Agreement, effective April 1, 2019, for a two-year term with optional one-year renewals under which Ms. Smith’s base salary will be $750,000, her an annual target bonus will be 130% of base salary (prorated effective April 1, 2019) and she will receive a one-time equity award under the 2016 Omnibus Incentive Compensation Plan (the “Plan”) with a grant date fair market value of $4,125,000 (her “Transition Award”) in lieu of an annual grant. If Ms. Smith’s employment is terminated by the Company other than for Cause or if she terminates employment for Good Reason (with such terms defined in the employment agreement), she will be entitled to a payment of two times her base salary plus a pro rata portion of her target bonus and pro rata vesting of her Transition Award. If Ms. Smith’s employment is terminated due to her retirement, death or disability, her Transition Award will also vest on a pro rata basis and, upon death or disability, she will receive a pro rata portion of her target bonus.

Mr. Deno entered into an Amended and Restated Officer Employment Agreement, effective April 1, 2019, for a five-year term with optional one-year renewals, under which Mr. Deno’s base salary will be $900,000, his annual target bonus will be 150% of base salary (prorated effective April 1, 2019) and he will receive a one-time equity award under the Plan having an aggregate target grant date fair market value of $5,000,000 (his “Transition Award”). Beginning in 2020, the target value of his annual equity award under the Plan will be four times his base salary. If Mr. Deno’s employment is terminated by the Company other than for Cause or if he terminates employment for Good Reason (with such terms defined in the employment agreement), he will be entitled to a payment of two times his base salary plus a pro rata portion of his target bonus and pro rata vesting of his Transition Award. If Mr. Deno’s employment is terminated due to his retirement, death or disability, his Transition Award will vest on a pro rata basis and, upon death or disability, he will receive a pro rata portion of his target bonus.

Mr. Meyer accepted an offer letter from the Company, providing for a base salary of $425,000, an annual target bonus of 85% of base salary (each pro-rated effective April 1, 2019) and an equity award with a target value equal to 100% of his base salary. He will also receive a one-time equity award with an aggregate grant date fair market value of $1,275,000.

There are no family relationships between any of Ms. Smith, Mr. Deno or Mr. Meyer and any director or other executive officer of the Company, nor are there any transactions between Ms. Smith, Mr. Deno or Mr. Meyer or any member of her or his immediate family and the Company or any of its subsidiaries that would be reportable as a related party transaction under the rules of the United States Securities and Exchange Commission.

A copy of the Second Amended and Restated Employment Agreement with Ms. Smith, the Amended and Restated Officer Employment Agreement with Mr. Deno and the Offer Letter with Mr. Meyer will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2019.

Item 7.01    Regulation FD Disclosure

On March 8, 2019, the Company issued a press release announcing the appointment of Ms. Smith as Executive Chair of the Board, Mr. Deno as a director and Chief Executive Officer and Mr. Meyer as Chief Financial Officer. A copy of the press release is filed with this Form 8-K as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Press release issued by the Company on March 8, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOOMIN’ BRANDS, INC. (Registrant)

Date: March 8, 2019	By:	/s/ Joseph J. Kadow
Joseph J. Kadow Executive Vice President and Chief Legal Officer